Exhibit 99.1

HEALTHCARE SERVICES GROUP, INC.
INCREASES FOURTH QUARTER 2013 CASH DIVIDEND,
PROVIDES UPDATE ON FOURTH QUARTER RESULTS & 2014 REVENUE GROWTH

Bensalem, PA — January 28, 2014 — Healthcare Services Group, Inc.'s (NASDAQ:HCSG) Board of Directors has declared a quarterly cash dividend of $0.17125 per common share, payable on March 28, 2014 to shareholders of record at the close of business on February 21, 2014. This represents the 43rd consecutive quarterly cash dividend payment, as well as the 42nd consecutive increase since our initiation of quarterly cash dividend payments in 2003.

In connection with the financial results to be reported in the upcoming release, the Company has, while denying any violations, agreed to mediated settlements regarding certain employment related matters. The Company estimates that such settlements, and related costs and expenses will unfavorably impact 2013 financial results by approximately $0.12 to $0.13 per diluted common share.

The Company also announced it has recently entered into housekeeping & laundry service agreements, to be phased in during the first quarter of 2014, which should return the segment to its historical double-digit growth rate. The Company expects the impact of these new service agreements to be fully reflected in the second quarter results.

The Company intends to release financial results for the three months and year ended December 31, 2013 on Tuesday, February 4, 2014. The Company will host a conference call on Wednesday, February 5th at 8:30 a.m. Eastern Time to discuss its results for the three months and year ended December 31, 2013. The call may be accessed via phone at 800-893-5360. The call will be simultaneously webcast under the "Events & Presentations" section of the investor relations page on our website, www.hcsg.com. A replay of the webcast will also be available on our website through approximately 10:00 p.m. Eastern Time on Wednesday, February 5th.

Cautionary Statement Regarding Forward-Looking Statements

This release and any schedules incorporated by reference into it may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, which are not historical facts but rather are based on current expectations, estimates and projections about our business and industry, our beliefs and assumptions. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “goal,” and similar expressions are intended to identify forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by us that any of our plans will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Such forward-looking information is also subject to various risks and uncertainties. Such risks and uncertainties include, but are not limited to, risks arising from our providing services exclusively to the health care industry, primarily providers of long-term care; credit and collection risks associated with this industry; from having several significant clients who each individually contributed at least 3% with one as high as 5% of our total consolidated revenues for the twelve month period ended December 31, 2013; risks associated with our acquisition of Platinum Health Services, LLC; our claims experience related to workers' compensation and general liability insurance; the effects of changes in, or interpretations of laws and regulations governing the industry, our workforce and services provided, including state and local regulations pertaining to the taxability of our services; and the risk factors described in our Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2012 in Part I thereof under ''Government Regulation of Clients,” ''Competition'' and ''Service Agreements/Collections,” and under Item IA “Risk Factors”. Many of our clients' revenues are highly contingent on Medicare and Medicaid reimbursement funding rates, which Congress and related agencies have affected through the enactment of a number of major laws and regulations during the past decade, including the March 2010 enactment of the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010. On July 29, 2011, the United States Center for Medicare Services issued final rulings which, among other things, reduced Medicare payments to nursing centers by 11.1% and changed the reimbursement for the provision of group rehabilitation therapy services to Medicare beneficiaries. In January 2013, the U.S. Congress enacted the American Taxpayer Relief Act of 2012, which delayed automatic spending cuts of $1.2 trillion, including reduced Medicare payments to plans and providers up to 2%. These discretionary spending caps were originally enacted under provisions in the Budget Control Act of 2011, an initiative to reduce the federal deficit through the year 2021, also known as “sequestration.” The sequestration went into effect starting March 2013. In December 2013, the U.S. Congress enacted the Bipartisan Budget Act of 2013, which reduces the impact of the sequestration over the next two years, beginning in fiscal year 2014. The Bipartisan Budget Act of 2013 extended the reduction in Medicare payments to plans and providers for two years through the year 2023. Currently, the U.S. Congress is considering further changes or revising legislation relating to health care in the United States which, among other initiatives, may impose cost containment measures impacting our clients. These laws and proposed laws and forthcoming regulations have significantly altered, or threaten to significantly alter, overall government reimbursement funding rates and mechanisms. The overall effect of these laws and trends in the long-term care industry has affected and could adversely affect the liquidity of our clients, resulting in their inability to make payments to us on agreed-upon payment terms. These factors, in addition to delays in payments from clients, have resulted in, and could continue to result in, significant additional bad debts in the near future. Additionally, our operating results would be adversely affected if unexpected increases in the costs of labor and labor-related costs, materials, supplies and equipment used in performing services could not be passed on to our clients.

In addition, we believe that to improve our financial performance we must continue to obtain service agreements with new clients, provide new services to existing clients, achieve modest price increases on current service agreements with existing clients and maintain internal cost reduction strategies at our various operational levels. Furthermore, we believe that our ability to sustain the internal development of managerial personnel is an important factor impacting future operating results and successfully executing projected growth strategies.

Healthcare Services Group, Inc. is the largest national provider of professional housekeeping, laundry and dietary services to long-term care and related health care facilities.

Company Contacts:

Daniel P. McCartney	Theodore Wahl
Chairman and Chief Executive Officer	President and Chief Operating Officer
215-639-4274	215-639-4274

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